This document contains 51 pages.
                                        Exhibit Index appears at page 11.

                                        The Registrant requests that the
                                        Registration Statement become effective
                                        immediately upon filing pursuant to
                                        Securities Act Rule 462.

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    TORVEC, INC.
                 (Exact Name of issuer as specified in its charter)

NEW YORK                                          16-1509512
(State or other jurisdiction                      (IRS Employer ID Number)
of incorporation or organization)

3740 ROUTE 104, WILLIAMSON, NEW YORK              14587
(Address of Principal Executive Offices)          (Zip Code)

                      TORVEC, INC. 1998 STOCK OPTION PLAN
                            (Full Title of the Plan)

                           RICHARD B. SULLIVAN, ESQ.
                CHAMBERLAIN, D'AMANDA, OPPENHEIMER & GREENFIELD
                        1600 Crossroads Office Building
                           Rochester, New York 14614
                    (Name and Address of agent for service)

                                  716/232-3730
         (Telephone Number, including area code, of agent for service)

                     CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                               PROPOSED

TITLE OF                    PROPOSED        MAXIMUM
SECURITIES                  MAXIMUM         AGGREGATE   AMOUNT OF
TO BE        AMOUNT TO BE   OFFERING PRICE  OFFERING    REGISTRATION
REGISTERED   REGISTERED(4)  PER SHARE       PRICE       FEE


Common Stock 2,000,000      (1) (2)         (1) (2) (3) $3.06 (3)
Par Value    shares
$0.01 per
share

-----------------------------------------------------------------------------


(1) The Shares registered pursuant to this Registration Statement will not be sold to members of the general public but solely to executive officers, key employees, consultants and advisors of Torvec, Inc. in accordance with the terms of the Torvec, Inc. 1998 Stock Option Plan, pursuant to the exercise of options granted by the Board of Directors under the Plan.


(2) Under the terms of the Torvec, Inc. 1998 Stock Option Plan, the Board of Directors of the Company establishes the option price at which shares can be purchased under the Plan. In the case of options which constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, the option price shall not be less than the fair market value of the shares with respect to which the option is granted at the time of the granting of the option. For this purpose, fair market value shall be the closing price for the common stock of the Company as quoted by the National Association of Securities Dealers, Inc. on the day the incentive stock option is granted. In the case of nonqualified options granted under the Plan, the option price generally shall not be less than the fair market value of the shares on the business day immediately preceding the date of grant, although the Board, in its sole discretion, may set a lower price.


(3) Statutory Fee: Section 6(b) of the Securities Act of 1933 and Rule 457(h)(1). There presently is no market for Torvec, Inc.'s common stock. The book value of the common stock of the Company as of September 30, 1998 was $11,000. Based upon the statutory formula contained in Section 6(b), the Registration Fee is $3.06.
(4) Also registered hereunder pursuant to Rule 416(a) are an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the Plan.




             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                                TABLE OF CONTENTS
                                -----------------

   ITEMS                                                           PAGE


Item 3.                  Incorporation of Documents by             4
                         Reference


Item 4.                  Description of Securities                N/A


Item 5.                  Interests of Named Experts and            4
                         Counsel


Item 6.                  Indemnification of Directors and          5
                         Officers


Item 7.                  Exemption from Registration Claimed      N/A


Item 8.                  Undertakings                              8


Item 9.                  Exhibits                                  9

Signatures                                                         10




              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Registrant hereby states that the following documents, listed in subparagraphs (a) through (c) below are incorporated by reference in this Registration Statement:

          (a) The Registrant's effective registration statement on Form 10-SB/A filed pursuant to Section 13(g) of the Securities Exchange Act of 1934 containing audited financial statements for the Registrant's latest fiscal year;

          (b) All other Reports, including Quarterly Reports (Form 10-QSB) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's latest Form 10-SB/A; and

          (c) A description of the class of securities to be offered as registered under Section 12 of the Securities Exchange Act of 1934 and as contained in the Form 10-SB/A Registration Statement filed under such Act, including any amendment or report filed for the purpose of updating such description.


     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of l934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.


                  INTERESTS OF NAMED EXPERTS AND COUNSEL

     No expert named in the Registration Statement as having prepared or certified any part thereof or is named as having prepared or certified a report for use in connection with the Registration Statement or incorporated by reference therein has received, or is to receive in connection with the offering to which the Registration Statement pertains, a substantial interest, direct or indirect, in the Registrant.



                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws of the Registrant, in Article XI thereof, provide for the indemnification of the Registrant's Officers and Directors in certain circumstances as follows:

1.   GENERALLY

     Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or his testator or intestate
(a) is or was a director or officer of the Corporation or (b) is or was a director or officer of the Corporation who serves or served, in any capacity, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Corporation (hereinafter an "Indemnitee"), shall be indemnified and held harmless by the Corporation against all expense, liability and loss including ERISA excise taxes or penalties, judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have given its prior consent to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees suffered or incurred by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee's heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Notwithstanding the foregoing, except as contemplated by Section 3 hereof, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.


2.   ADVANCEMENT OF EXPENSES

     All expenses reasonably incurred by an Indemnitee in connection with a threatened or actual proceeding with respect to which any such Indemnitee is or may be entitled to indemnification under this Article shall be advanced to him or promptly reimbursed by the Corporation in advance of the final disposition of such proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled. Such person shall cooperate in good faith with any request by the Corporation that common counsel be used by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to an actual or potential conflict of interest.



3.   PROCEDURE FOR INDEMNIFICATION

     (a) Not later than thirty (30) days following final disposition of a proceeding with respect to which the Corporation has received written request by an Indemnitee for indemnification pursuant to this Article or with respect to which there has been an advancement of expenses pursuant to Section 2 of this Article, if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Indemnitee met the standard of conduct set forth in Section 1 of this Article, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

     (b) Such standard shall be found to have been met unless (i) a judgment or other final adjudication adverse to the Indemnitee established that the standard of conduct set forth in Section 1 of this Article was not met, or (ii) if the proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnitee and would have established that the standard of conduct set forth in Section 1 of this Article was not met.

     (c) If the Board fails or is unable to make the determination called for by paragraph (a) of this Section 3, or if indemnification is denied, in whole or in part, because of an adverse finding by the Board, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action, inaction or inability of the Board shall in no way affect the right of the Indemnitee to make application therefor in any court having jurisdiction thereof. In such action or proceeding, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the issue shall be whether the Indemnitee met the standard of conduct set forth in Section 1 of this Article, or whether the expenses were reasonable, as the case may be (not whether the finding of the Board with respect thereto was correct.) If the judgment or other final adjudication in such action or proceeding establishes that the Indemnitee met the standard set forth in Section 1 of this Article, or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met or the expenses to be reasonable, and shall grant such indemnification, and shall also grant to the Indemnitee indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification shall be so awarded. Neither the failure of the Board to have made timely a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in
Section 1, nor an actual determination by the Board that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to indemnification, under this Article or otherwise, shall be on the Corporation.

     (d) A finding by the Board pursuant to this Section 3 that the standard of conduct set forth in Section 1 of this Article has been met shall mean a finding of the Board or shareholders as provided by law.

4.   CONTRACTUAL ARTICLE

     The rights conferred by this Article are contract rights which shall not be abrogated by any amendment or repeal of this Article with respect to events occurring prior to such amendment or repeal and shall, to the fullest extent permitted by law, be retroactive to events occurring prior to the adoption of this Article. No amendment of the Business Corporation Law, insofar as it reduces the permissible extent of the right of indemnification of an indemnitee under this Article, shall be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment irrespective of the date of any claim or legal action in respect thereto. This Article shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation's assets.

5.   NON-EXCLUSIVITY

     The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Article. The Corporation is authorized to enter into agreements with any such person providing rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article, and the Corporation's shareholders and its Board of Directors are authorized to adopt, in their discretion, resolutions providing any such person with any such rights.

6.   INSURANCE

     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or applicable law.

7.   INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and the advancement of expenses to any employee or agent of the Corporation with the same scope and effect as provided in this Article to directors and officers of the Corporation.



                               UNDERTAKINGS


     (a)  Rule 415 Offering

          The undersigned Registrant will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                              (i)  N/A;

                              (ii) N/A;

                             (iii) include any additional or changed
                    material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain resold at the end of the offering

                                   EXHIBITS
    Exhibit
    Number                        Description                       Page
    -------                       -----------                       ----


      (4)      Instruments defining the rights of security           N/A
               holders

               Incorporated By Reference to Form 10-SB/A as updated by Quarterly Report (Form 10-QSB) for period ending September 30, 1998, and exhibits filed therewith

      (5)      Opinion of Counsel

                    5.1  Opinion of Counsel re: legality              12

     (15)      Letter re: Unaudited interim financial information    N/A

     (23)      Consents of Experts and Counsel

                    23.1 Consent of Independent Accountants           14

                    23.2 Consent of Counsel                           15

     (24)      Power of Attorney                                     N/A

     (25)      Statement of Eligibility of Trustee                   N/A

     (27)      Financial Data Schedule                               N/A

     (99)      Additional Exhibits

                    99.1 Torvec, Inc. 1998 Stock Option Plan          17

                    99.2 Form of Incentive Stock Option Agreement     38

                    99.3 Form of Non-Qualified Stock Option           45
                         Agreement


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on December 17, 1998.

                              TORVEC, INC.


                              BY:  /S/KEITH E. GLEASMAN
                                   ---------------------------
                                   KEITH E. GLEASMAN, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Date: December 17, 1998              /S/HERBERT H. DOBBS
                                     -----------------------------
                                     Herbert H. Dobbs, Chairman of Board of
                                       Directors



Date: December 17, 1998              /S/KEITH E. GLEASMAN
                                     ------------------------------
                                     Keith E. Gleasman, President and Director



Date: December 17, 1998              /S/MORTON A. POLSTER
                                     -----------------------------
                                     Morton A. Polster, Secretary and Director



Date: December 17, 1998              /S/LEE E. SAWYER
                                     -----------------------------
                                     Lee E. Sawyer, Director



Date: December 17, 1998              /S/JAMES A. GLEASMAN
                                     -----------------------------
                                     James A. Gleasman, Director



Date: December 17, 1998              /S/SAMUEL M. BRONSKY
                                     -----------------------------
                                     Samuel M. Bronsky, Chief Financial Officer

                                 EXHIBIT INDEX
     Exhibit
    Number                        Description                       Page
    ------                        -----------                       ----

      (4)      Instruments defining the rights of security           N/A
               holders

               Incorporated By Reference to Form 10-SB/A as updated by Quarterly Report (Form 10-QSB) for period ending September 30, 1998, and exhibits filed therewith

      (5)      Opinion of Counsel

                    5.1  Opinion of Counsel re: legality              12


     (15)      Letter re: Unaudited interim financial information    N/A

     (23)      Consents of Experts and Counsel

                    23.1 Consent of Independent Accountants           14

                    23.2 Consent of Counsel                           15

     (24)      Power of Attorney                                     N/A

     (25)      Statement of Eligibility of Trustee                   N/A


     (27)      Financial Data Schedule                               N/A

     (99)      Additional Exhibits

                    99.1 Torvec, Inc. 1998 Stock Option Plan          17

                    99.2 Form of Incentive Stock Option Agreement     38

                    99.3 Form of Non-Qualified Stock Option           45
                         Agreement
